Exhibit 1

Media Relations Jorge Pérez	Investor Relations Eduardo Rendón	Analyst Relations Lucy Rodriguez
+52(81) 8888-4334	+52(81) 8888-4256	+1(212) 317-6007
mr@cemex.com	ir@cemex.com	ir@cemex.com

CEMEX ANNOUNCES PRICING OF THE SALE OF A MINORITY STAKE IN THE CAPITAL

STOCK OF ITS SUBSIDIARY IN THE PHILIPPINES

•	Further approvals still pending

MONTERREY, MEXICO. JUNE 29, 2016.– CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX), announced today that CEMEX Holdings Philippines, Inc. (“CHP”), an indirectly wholly-owned subsidiary of CEMEX España, S.A. (“CEMEX España”), priced on June 30, 2016 in Asia its initial public offering of 2,032,980,830 common shares (the “Offering”) at a price of 10.75 Philippine Pesos per common share (the “Offer Price”). The common shares offered by CHP include 2,032,980,830 new common shares offered in a public offering to investors in the Philippines and in a concurrent private placement to eligible investors outside of the Philippines. CHP has also granted the underwriters an option to procure subscribers for or themselves subscribe for up to an additional 304,947,124 common shares at the Offer Price (the “Additional Shares”), which option is exercisable at any time up to and including the day prior to the date the common shares are initially listed and commence trading (the “Listing Date”) on the Philippine Stock Exchange (the “PSE”). CEMEX Asian South East Corporation (“CASE”), which is an indirect wholly-owned subsidiary of CEMEX España and CHP’s principal shareholder, has undertaken to purchase up to 304,947,124 common shares from the underwriters at the Offer Price at any time from and after the Listing Date until the date that is 30 days following the Listing Date (the “Undertaking to Purchase”). After giving effect to the Offering, CASE would directly own approximately 55.0% of CHP’s outstanding common shares (assuming the Undertaking to Purchase is not utilized).

CHP’s common shares have been approved for listing on the PSE under the ticker “CHP”. The closing of the Offering is expected to occur on July 18, 2016, subject to the satisfaction of customary closing conditions.

The net proceeds to CHP from the Offering are estimated to be approximately $506.8 million after deducting estimated underwriting discounts and commissions, and other estimated offering expenses payable by CHP (assuming the Additional Shares are purchased by the underwriters or subscribers procured by them and based on the exchange rate of 46.932 Philippine Pesos per U.S. dollar published on June 29, 2016 by the Philippine Dealing and Exchange Corp). CHP expects to use the net proceeds to repay existing indebtedness owed to BDO Unibank, Inc. and to one or more indirect subsidiaries of CEMEX. In turn, CEMEX expects to apply its net proceeds to general corporate purposes, including the repayment of existing indebtedness.

This transaction is important in the context of CEMEX’s previously announced asset divestiture plan.

This press release does not constitute or form part of an offer to sell or solicitation of an offer to purchase or subscribe for securities in the United States or in any other jurisdiction. The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or in any other jurisdiction absent registration or an applicable exemption from the registration requirements of the Securities Act or from the registration requirements in any such other jurisdiction.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS.

A REGISTRATION STATEMENT RELATING TO CHP’S COMMON SHARES HAS BEEN FILED WITH THE PHILIPPINE SEC, BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR OFFERS TO BUY THEM BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT IS RENDERED EFFECTIVE. THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR BE CONSIDERED A SOLICITATION TO BUY.

The PSE will make no representation as to its completeness and expressly disclaims any liability whatsoever for any loss arising from reliance on the entire or any part of the Offering documents. The PSE approval for listing is permissive only and does not constitute a recommendation or endorsement of the offering by the PSE or the Philippine SEC.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the terms of the transaction described herein to change and any such changes could be significant. No assurance can be given that any such transaction will be consummated on the terms described herein or on other terms, or as to the ultimate terms of any such transaction. CEMEX assumes no obligation to update or correct the information contained in this press release.